Exhibit 99.1

NEWS RELEASE

For more information, contact:	October 23, 2003

Lisa F. Campbell, Senior Vice President and CFO

or Brenda Bonner at:

lisac@newcenturybanknc.com

brendabon@newcenturybanknc.com

910-892-7080

NEW CENTURY BANCORP REPORTS

THIRD QUARTER EARNINGS

New Century nears $800,000 in net income year-to-date as Fayetteville office opens.

Dunn, NC. . . As of September 30, 2003, New Century Bancorp, the holding company for New Century Bank, reported net income of $290,000 for the quarter and $794,000 for the nine months ended as of the same date, compared to $199,000 and $551,000, increases of 46% and 44%, respectively, for the same periods in 2002. Total assets for New Century Bancorp as of September 30, 2003 were $182.4 million compared to total assets of $122.3 million as of September 30, 2002, an increase of 49%.

Total deposits and total loans for New Century as of September 30, 2003, were $148.6 million and $127.3 million, respectively, compared to $102.7 million and $87.7 million, respectively, as of the same date in 2002, representing increases of 45% for total deposits and 45% for total loans.

“This has been an exciting quarter for New Century,” said John Q. Shaw, president and CEO for New Century. “We formed New Century Bancorp, paving the way for future growth and enabling us to quickly take advantage of other opportunities. One of the first actions of the Bancorp’s board was to approve an eleven-for-ten (11-for-10) stock split to be effected in the form of a 10% stock dividend. Our Fayetteville office has been open for a full quarter, and we have promoted the bank and staff with great response from that community. During the fourth quarter of 2003, the Fayetteville office will become New Century Bank of Fayetteville, a subsidiary of New Century Bancorp.”

New Century Bank, a subsidiary of New Century Bancorp, is a community bank headquartered in Dunn, NC, with offices in Clinton, NC; Dunn, NC; and Fayetteville, NC. New Century currently serves Harnett, Johnston, Sampson and Cumberland counties.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board	www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2003 as presented is unaudited. This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. When we use any of the words “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our forward-looking statements.

New Century Bank

Selected Financial Information and Other Data

($ in thousands, except per share and

    nonfinancial data)

	At or for the three months Ended September 30,		At or for the nine months Ended September 30,
	2003	2002	2003	2002
Operating Data:
Total interest income	$2,422	$1,840	$6,742	$5,147
Total interest expense	800	713	2,344	2,032

Net interest income	1,622	1,127	4,398	3,115
Provision for loan losses	214	256	694	642

Net interest income after provision	1,408	871	3,704	2,473
Noninterest income	362	187	954	532
Noninterest expense	1,319	725	3,410	2,076

Income before income taxes	451	333	1,248	929
Provision for income taxes	161	134	454	378

Net income	$290	$199	$794	$551

Per Share Data, restated for 11-for-10 stock split effective October 2003:
Earnings per share—basic	$0.13	$0.11		$0.33
Earnings per share—diluted	0.12	0.11		0.33
Market price
High	16.12	18.18	18.18	18.18
Low	13.64	10.02	13.64	12.73
Close	15.91	18.18	15.91	18.18
Book value	10.71	9.68

Weighted average shares outstanding
Basic	2,238,523	1,768,143	1,943,799	1,659,020
Diluted	2,337,757	1,823,460	2,031,601	1,675,192

Selected Quarter End Balance Sheet Data:
Loans	$127,302	$87,686
Allowance for loan losses	2,054	1,381
Other earning assets	41,270	27,866
Total assets	182,406	122,344
Deposits	148,637	102,659
Borrowings	5,938	1,900
Shareholders’ equity	27,218	17,109

Selected Average Balances:
Total assets	$170,678	116,805	$150,613	105,766
Loans, net of allowance	125,462	84,848	114,756	77,275
Total interest-earning assets	160,356	111,616	142,690	100,548
Deposits	141,376	99,207	125,318	89,796
Total interest-bearing liabilities	126,062	85,733	109,331	77,232
Shareholders’ Equity	23,652	17,022	26,936	15,383

Selected Performance Ratios:
Return on average assets	0.67%	0.68%	0.70%	0.70%
Return on average equity	4.87%	4.65%	5.33%	4.79%
Net interest margin	3.86%	4.01%	4.12%	4.14%
Noninterest expense to average assets	3.07%	2.46%	3.03%	2.62%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.39%	0.20%
Allowance for loan losses to period-end loans	1.59%	1.55%
Net loan charge-offs to average loans	0.20%	0.42%

Capital Ratios:
Total risk-based capital	21.13%	19.50%
Tier 1 risk-based capital	19.87%	18.24%
Leverage ratio	15.86%	14.40%
Equity to assets ratio	14.92%	13.98%

Other Data:
Number of banking offices	3	2
Number of full time equivalent employees	44	29